Exhibit 23.5

Consent of Neoway Business Solutions

We hereby consent to (1) the use of and all references to the name of Neoway Business Solutions in the prospectus included in the registration statement on Form F-1 of DLP Payments Holdings Ltd. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, the use of the information supplied by us and set forth under the “Summary” and “Business” sections; and (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our date and information cited in the above-mentioned sections of the Registration Statement.

Sincerely,

By:	/s/ Sérgio Serafim de Souza
Name:	Sérgio Serafim de Souza
Title:	Gerente

July 27, 2018